Etsy, Inc. Reports Fourth Quarter and Full Year 2021 Results
Reports 16.5% increase in Consolidated Fourth Quarter Year-Over-Year GMS Growth and 16.2% Year-Over Year Revenue Growth

Brooklyn, NY - February 24, 2022 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its fourth quarter and full year ended December 31, 2021.
“Even in a world of greatly expanded choice, Etsy remained top of mind for consumers, leading to our delivery of record levels of GMS, revenue, and adjusted EBITDA in the fourth quarter,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “During the holiday season, our sellers — most businesses of one and insulated from widespread supply shortages or complex fulfillment processes — brought the benefits of shopping small to scale. Shoppers continue to love their experiences with Etsy and are coming back for more.”
Fourth quarter 2021 performance highlights include:
•Consolidated GMS was a record $4.2 billion, up 16.5% year-over-year; Etsy marketplace GMS was also a record $3.8 billion, up 11.8% year-over-year and 154% on a two-year basis.
◦Our record fourth quarter GMS performance was driven by an early and strong kick off to the holiday season in October and extended strength through December.
◦Several exciting holiday records were set, including 8% year-over-year growth in GMS per buyer on Black Friday, a record 2,000 orders per minute on Cyber Monday, and nearly a half million seller shops participating in our Cyber sales, up 27% from last year.
◦Etsy marketplace’s GMS per active buyer on a trailing twelve month basis was $136, growing 16% year-over-year. On a two-year basis, this metric is up 31%.
◦The Etsy marketplace acquired approximately 10 million new buyers in the fourth quarter, our highest level of new buyer acquisition since the fourth quarter of 2020. We reactivated 6.8 million buyers who had not purchased in a year or more.
◦Habitual buyers, those with 6 or more purchase days and over $200 in spend in the trailing twelve months, grew 26% year-over-year, remaining our fastest growing cohort. On a two-year basis habitual buyers grew 224%.
◦Non-U.S. GMS for the Etsy marketplace was 44% of overall GMS, and increased 20% year-over-year on a currency-neutral basis.
◦GMS from paid channels was 19% of overall GMS, decreasing 200 basis points compared to the fourth quarter of 2020 as the percentage of traffic from non-paid channels increased.
•Consolidated revenue was a record $717.1 million, up 16.2% year-over-year, with a take rate (i.e., Consolidated revenue divided by Consolidated GMS) of 17.1%.
•Net income was $161.6 million, up 8.8% year-over-year, with diluted earnings per share of $1.11.
•Non-GAAP Adjusted EBITDA was a record $218.8 million, with Non-GAAP Adjusted EBITDA margin (i.e., Non-GAAP Adjusted EBITDA divided by Consolidated revenue) of 31%, flat year-over-year.
•We ended the year with $1.1 billion in cash and cash equivalents, short- and long-term investments. Under Etsy’s stock repurchase program, during the quarter Etsy repurchased an aggregate of approximately $68 million, or 287,368 shares, of its common stock.
Mr. Silverman added, “Reflecting on 2021, it is fair to say that Etsy has retained much of the positive impact we’ve seen from the dramatic adoption of e-commerce following the start of the COVID-19 pandemic. In fact, more than half of Etsy’s 2020 active buyers, and 37% of new buyers came back to make a purchase in 2021. In addition to gaining market share, driving excellent buyer engagement, building Etsy’s brand globally and helping our sellers grow, we continued to take care of our people, communities, and the planet. We’re also leveraging Etsy’s operational playbook for our most recent acquisitions — Depop and Elo7 — which, alongside Reverb, expand the reach of our overarching mission to ‘Keep Commerce Human’.”
“We capped off the year with top and bottom line fourth quarter results ahead of our expectations, as Etsy’s capital-light business model drove high flow-through of incremental revenue,” said Rachel Glaser, Etsy’s Chief Financial Officer. “We grew revenue and GMS over 30% for the full year, powered by product investments that improved conversion and repeat purchase rate, and by marketing investments that increased brand awareness and further drove buyer retention and frequency. Furthermore, we delivered full year adjusted EBITDA margin of 31% even while adding two new companies to our “House of Brands” and increasing our team by 70%.”

Fourth Quarter and Full Year 2021 Financial Summary
(in thousands, except percentages; unaudited)

The financial results of Elo7 and Depop have been included in our consolidated financial results from July 2, 2021 and July 12, 2021 (the dates of acquisition), respectively. The GAAP and non-GAAP financial measures and key operating metrics we use are:

	Three Months Ended December 31,		% Growth Y/Y		Year Ended December 31,		% Growth (Decline) Y/Y
	2021	2020			2021	2020
GMS (1)	$4,201,277	$3,605,100	16.5%		$13,491,828	$10,281,101	31.2%
Revenue	$717,139	$617,355	16.2%		$2,329,114	$1,725,625	35.0%
Marketplace revenue	$541,216	$473,551	14.3%		$1,745,824	$1,303,126	34.0%
Services revenue	$175,923	$143,804	22.3%		$583,290	$422,499	38.1%
Gross profit	$508,173	$466,575	8.9%		$1,674,602	$1,260,880	32.8%
Operating expenses	$365,924	$305,240	19.9%		$1,208,870	$836,871	44.5%
Net income	$161,557	$148,538	8.8%		$493,507	$349,246	41.3%
Adjusted EBITDA (Non-GAAP)	$218,833	$191,989	14.0%		$716,613	$549,116	30.5%
Adjusted EBITDA margin (Non-GAAP)	31%	31%	—	bps	31%	32%	(100)	bps

Active sellers (2)	7,522	4,365	72.3%		7,522	4,365	72.3%
Active buyers (2)	96,336	81,898	17.6%		96,336	81,898	17.6%
Percent mobile GMS	65%	61%	400	bps	64%	61%	300	bps
Percent non-U.S. GMS (3)	43%	40%	300	bps	42%	36%	600	bps
(1)Consolidated GMS for the year ended December 31, 2021 includes Etsy.com GMS of $12.2 billion, Reverb GMS of $948.0 million, Depop GMS of $294.4 million, and Elo7 GMS of $32.0 million.
(2)Consolidated active sellers and active buyers includes Etsy.com active sellers and active buyers of 5.3 million and 90.1 million, respectively, as of December 31, 2021.
(3)Percent non-U.S. GMS was formerly referred to as percent international GMS. Percent non-U.S. GMS for Etsy.com for the three months and the year ended December 31, 2021 was 44% and 43%, respectively.

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Fourth Quarter 2021 Operating Highlights

Select highlights of fourth quarter business initiatives for the Etsy marketplace are outlined below:
Product: Our primary focus in 2021 was to improve customer experiences across the Etsy marketplace to engage and retain the millions of buyers who found Etsy for the first time or found us again during this period. These are just a few of our initiatives during the fourth quarter, aligned with our “Right to Win” strategy.
•We continued to engage buyers along their Etsy journey, including by improving pathways to show our breadth of inventory, enhancing the triggers for targeted buyer outreach, expanding post purchase coupons, and driving app downloads. App download initiatives included timely prompts, delivery tracking notifications, and app-exclusive Holiday sales, which, among other initiatives, drove a record setting year for app downloads, up 47% versus 2020.
•We launched several new product initiatives to highlight Etsy as a key gifting destination including an interactive Gift Finder Hub.
•We’ve increased the amount of real-time data we can use to capture semantic meaning across all of our inventory by making further investments in XWalk, our large-scale, real-time graph retrieval engine. XWalk ended the year utilizing 50% more data points than when it was launched in the second quarter of 2021, supporting our ability to serve buyers more personalized search results. During the fourth quarter, we incorporated various additional data, such as estimated delivery dates, real-time in-session features, and listing information to improve organic search results. We also began laying the foundation to apply XWalk to non-U.S. searches.
•Our international team improved seller onboarding, launched a non-U.S. version of the gift finder experience, expanded estimated delivery date coverage, and launched installment payments in the United Kingdom, Spain, and Australia.

•Our significant work around delivery transparency yielded strong results: nearly 100% of U.S. listings in the fourth quarter included expected delivery date and origin zip code information and approximately 98% of U.S. listings had tracking coverage. In addition, 90% of U.S. domestic orders that were estimated to be delivered in time for the holidays arrived on time, up significantly from the 2020 holiday season. In addition, we utilized sophisticated data models to anticipate holiday delays and dynamically adjust delivery dates.
•Etsy Star Sellers, those who have achieved a newly-introduced badge aligned with certain customer service standards, represented 31% of our fourth quarter GMS. We increased Star Seller visibility to buyers and added educational improvements to the seller dashboard. Our new “Sell on Etsy” app, with added features such as easy video uploading, saw increased engagement, and we began to roll it out to international sellers.
Marketing: We continued to optimize spend across our marketing channels, with particular focus on increasing the percentage of spend to upper- and mid-funnel channels, and launching creative new marketing campaigns that target frequency improvements.
•For Holiday 2021, we reinforced Etsy as the go-to destination to shop and gift meaningfully - including through initiatives that encouraged early shopping for holiday sales. We promoted holidays that we haven’t in the past, including Diwali, Singles Day, and Advent, and highlighted Etsy’s connection with creative entrepreneurs through on-site features such as “Seller Spotlights.”
•Performance marketing highlights include improving chargeability for Offsite Ads with efforts to optimize seller sales, refining our attribution models, and utilizing our CRM tools to reengage shoppers. We also expanded performance marketing spend into seven non-core geographies.
•Our social marketing efforts to “celebrate small” broke through the noise of Cyber Week. For example, our posts during this peak holiday shopping weekend had tens of thousands of total engagements each. User-generated process and listing videos continued to drive strong engagement across our social channels.
•New buyer marketing initiatives included out of home campaigns in the United Kingdom, podcasts in the United States, and discounts and promotions on paid social channels. We also focused on increasing Etsy’s awareness among male audiences, including through strategic placements on TV and YouTube and male-gifting focused influencer partnerships.
Impact Pillars: During 2021, we continued to make progress on our Impact strategy to reflect the positive impact we want to have on the world while advancing and complementing our business strategy. Here are some highlights for the fourth quarter and full year:
•In 2021, Etsy sellers contributed $14.3 billion to the U.S. economy, a 167% increase from our baseline of $5.37 billion in 2018. This created 3.8 million jobs in the independent worker economy, enough jobs to employ almost all of the city of Los Angeles, California, and generated $3.8 billion in income for sellers.
•Etsy continued to attract and retain world-class talent in 2021, with a keen focus on diversity. In 2021, Etsy, including Reverb, grew our leadership level employee population who identify as a member of an underrepresented community (Black, Latinx, or Native American; collectively, “URC”) by 41.7%, and from 8.6% to 9.4% of our overall leadership level employee population. Hires from URCs constituted 16.7% of U.S. Etsy.com hires in 2021. The percentage of U.S. Etsy.com employees who are from URCs has increased from 8.6% in 2018 to 12.9% in 2021.
•To engage buyers in the positive impact they create by shopping on Etsy.com, we launched an Impact Tracker that creates a personalized digest of a buyer’s activities, such as the number of supported shops, environmental impact, and Uplift fund contribution.
We’ve made significant progress integrating Depop and Elo7 during the fourth quarter. Here are a few operational highlights for our subsidiary marketplaces:

Reverb focused on improving the buying experience including checkout process optimization, highlighting sellers with competitive return policies and increasing coverage of free shipping on popular products to over 90%. Reverb also expanded usage of its app, its highest converting platform, with sessions growing 11% year-over-year, driven by improvements such as triggered push notifications and new functionality related to pricing and inventory updates. In addition, Reverb.com was optimized for online searches, resulting in significant increases in Google search traffic.

Depop worked to improve its customer experience by offering Depop Payments via Stripe Connect - new payment options for buyers and better seller management of payments and orders. Depop also launched new recommendation features showing alternatives for sold-out items. In addition, Depop laid the foundation to build an impactful growth marketing strategy.

Elo7 focused on improving their conversion rate optimization through product enhancements such as search and discovery and seller transparency and performance. Elo7 also worked to develop better shipping options for sellers and new attribution models for performance marketing spend.

Etsy Marketplace Transaction Fee Increase

Etsy also announced today that its seller transaction fee is increasing from 5% to 6.5%. This fee change will go into effect on April 11, 2022. We’re planning to invest even more in making Etsy the best place to run a creative business - in fact, we expect to invest most of the incremental revenue from this fee increase in marketing, seller tools, and creating world-class customer experiences.

Mr. Silverman commented, “Etsy enables anyone with a creative idea to start a business and reach a built-in audience of more than 90 million shoppers. We have demonstrated our ability to make improvements that directly translate into more sales for our sellers, as evidenced by record sales per seller in 2021. Our new transaction fee will enable us to invest in key areas like marketing and support to further extend our strong momentum.”

Financial Guidance and Outlook

Etsy’s guidance for consolidated GMS, revenue, and Adjusted EBITDA for the first quarter of 2022 is:

GMS:         $3.2B to $3.4B

Revenue:        $565M to $590M

Adjusted EBITDA
margin:        ~26%

Regarding Etsy’s outlook, Mr. Silverman commented, “While times remain uncertain, our ambition is steadfast and bold. We believe Etsy can become the starting point for a buyer’s e-commerce journey. In 2022 we plan to double down on frequency and trust building initiatives that inspire buyers with an Etsy that feels more ‘made for you’ and reliable, to drive buyer and seller loyalty. We’ll also be focused on strengthening the foundation of our ‘House of Brands,’ scaling our infrastructure and safeguards to efficiently and sustainably power our growth, and fostering an equitable and productive environment for our people. We are just getting started executing on our long-term growth strategy, focused on highly differentiated and defensible competitive advantages within what we believe is an enormous, $2 trillion total available retail market for our relevant categories in our core markets, where the Etsy marketplace’s 2021 GMS represents just 2.6% of the $466 billion online portion.”
Ms. Glaser added, “Even without the significant tailwinds of stimulus checks and lockdowns, our first quarter 2022 guidance reflects our expectation that we will keep all of the gains made in 2021 - indicating our belief in the durability of the last two years’ growth. Furthermore, assuming stable macroeconomic conditions, we currently expect lower GMS growth year over year in the first half of 2022 and higher GMS growth in the second half, given the more challenging comparisons in the first half. And we’ll continue to invest in our people, product development, marketing, technology, and important infrastructure to scale our business.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.
A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.’s “House of Brands” portfolio also includes fashion resale marketplace Depop, musical instrument marketplace Reverb, and Brazil-based handmade goods marketplace Elo7. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations and ESG Engagement
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the first quarter of 2022 and key drivers thereof; our opportunity; the impact of our “Right to Win” and other growth strategies, including our strategies for integrating our “House of Brands” marketplaces, marketing and product initiatives, and investments and other levers of growth on our business and operating results, including future GMS and revenue growth; our ability to attract, engage, and retain buyers and sellers; our newly announced transaction fee increase and plans for marketplace investments; strategic investments or acquisitions and the potential benefits thereof; our intended environmental and social impacts; the uncertain macroeconomic environment and impacts that the COVID-19 pandemic may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows; changes in overall levels of consumer spending and e-commerce generally; and volatility in the global economy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our ability to continue our rapid growth; (2) risks related to the ongoing COVID-19 pandemic, which continues to impact our business and results of operations in numerous volatile and unpredictable ways, as well as risks of reversal of the shift to e-commerce when the pandemic abates; (3) the fluctuation of our quarterly operating results; (4) our failure to meet our publicly announced guidance or other expectations; (5) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (6) our ability to attract and retain active and engaged communities of sellers and buyers; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our communities; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) our ability to successfully integrate the Depop and Elo7 acquisitions and execute on our “House of Brands” strategy; (17) acquisitions that may prove unsuccessful or divert management attention; and (18) the potential misuse or disclosure of sensitive information about members of our communities and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$780,196	$1,244,099
Short-term investments	204,416	425,119
Accounts receivable, net	27,266	22,605
Prepaid and other current assets	109,417	56,152
Funds receivable and seller accounts	220,206	146,806
Total current assets	1,341,501	1,894,781
Restricted cash	5,341	5,341
Property and equipment, net	275,062	112,495
Goodwill	1,371,064	140,810
Intangible assets, net	607,170	187,449
Deferred tax assets	95,863	115
Long-term investments	85,034	39,094
Other assets	50,774	24,404
Total assets	$3,831,809	$2,404,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,007	$40,883
Accrued expenses	328,118	232,352
Finance lease obligations—current	2,418	8,537
Funds payable and amounts due to sellers	220,206	146,806
Deferred revenue	12,339	11,264
Other current liabilities	24,500	14,822
Total current liabilities	615,588	454,664
Finance lease obligations—net of current portion	110,283	44,979
Deferred tax liabilities	79,484	58,481
Long-term debt, net	2,275,418	1,062,299
Other liabilities	122,417	41,642
Total liabilities	3,203,190	1,662,065
Total stockholders’ equity	628,619	742,424
Total liabilities and stockholders’ equity	$3,831,809	$2,404,489

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$717,139	$617,355	$2,329,114	$1,725,625
Cost of revenue	208,966	150,780	654,512	464,745
Gross profit	508,173	466,575	1,674,602	1,260,880
Operating expenses:
Marketing	204,198	210,765	654,804	500,756
Product development	82,555	51,157	271,535	180,080
General and administrative	79,171	43,318	282,531	156,035
Total operating expenses	365,924	305,240	1,208,870	836,871
Income from operations	142,249	161,335	465,732	424,009
Other income (expense), net	2,124	(8,028)	5,922	(58,300)
Income before income taxes	144,373	153,307	471,654	365,709
Benefit (provision) for income taxes	17,184	(4,769)	21,853	(16,463)
Net income	$161,557	$148,538	$493,507	$349,246
Net income per share attributable to common stockholders:
Basic	$1.27	$1.18	$3.88	$2.88
Diluted	$1.11	$1.08	$3.40	$2.69
Weighted average common shares outstanding:
Basic	127,141,606	125,975,077	127,224,974	121,251,588
Diluted	147,631,123	141,140,543	146,683,324	136,414,592

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income	$493,507	$349,246
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	139,910	65,114
Depreciation and amortization expense	74,267	58,189
Provision for expected credit losses	16,031	15,033
Foreign exchange (gain) loss	(14,071)	7,349
Amortization of debt issuance costs	3,719	2,751
Non-cash interest expense	578	36,086
Interest expense on marketable securities	3,154	2,729
Deferred (benefit) provision for income taxes	(88,952)	2,202
Loss on extinguishment of debt	—	16,855
Other non-cash income, net	(475)	(795)
Changes in operating assets and liabilities (net of impact of business combinations)	23,883	124,197
Net cash provided by operating activities	651,551	678,956
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1,699,974)	—
Cash paid for asset acquisition and intangible assets	(1,937)	(880)
Purchases of property and equipment	(11,248)	(1,445)
Development of internal-use software	(16,922)	(5,665)
Purchases of marketable securities	(418,518)	(499,237)
Sales and maturities of marketable securities	590,630	495,848
Net cash used in investing activities	(1,557,969)	(11,379)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(118,167)	(47,716)
Repurchase of stock	(302,774)	(268,653)
Proceeds from exercise of stock options	22,706	25,319
Proceeds from issuance of convertible senior notes	1,000,000	650,000
Payment of debt issuance costs	(13,300)	(10,531)
Purchase of capped calls	(85,000)	(74,685)
Settlement of convertible senior notes	(43,900)	(137,168)
Payments on finance lease obligations	(8,864)	(9,211)
Other financing, net	2,048	(8,073)
Net cash provided by financing activities	452,749	119,282
Effect of exchange rate changes on cash	(10,234)	13,947
Net (decrease) increase in cash, cash equivalents, and restricted cash	(463,903)	800,806
Cash, cash equivalents, and restricted cash at beginning of period	1,249,440	448,634
Cash, cash equivalents, and restricted cash at end of period	$785,537	$1,249,440

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
December 31, 2021 (1)	16.5%	16.9%	(0.4)%	31.2%	29.6%	1.6%
September 30, 2021 (1)	17.9%	16.6%	1.3%	39.2%	36.5%	2.7%
June 30, 2021	13.1%	10.2%	2.9%	53.0%	49.5%	3.5%
March 31, 2021	132.3%	127.5%	4.8%	132.3%	127.5%	4.8%
December 31, 2020	117.7%	115.2%	2.5%	106.7%	105.7%	1.0%
(1) Includes the acquisitions of Depop and Elo7, which occurred during the third quarter of 2021.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange (gain) loss; acquisition-related expenses; and loss on extinguishment of debt. We also provide Adjusted EBITDA margin, a non-GAAP financial measure that presents Adjusted EBITDA divided by revenue. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure. With respect to our expectations under “Financial Guidance and Outlook” above, reconciliation of Adjusted EBITDA and Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from these non-GAAP measures; in particular, stock-based compensation expense, foreign exchange (gain) loss, and acquisition-related and other non-recurring expenses can have unpredictable fluctuations based on unforeseen activity that is out of our control and/or cannot reasonably be predicted.
We have included Adjusted EBITDA and Adjusted EBITDA margin because they are key measures used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platforms.
We believe that Adjusted EBITDA and Adjusted EBITDA margin can provide useful measures for period-to-period comparisons of our business as they remove the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not consider the impact of stock-based compensation expense;
•Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;
•Adjusted EBITDA does not reflect acquisition-related expenses;
•Adjusted EBITDA does not consider the impact of the loss on extinguishment of debt; and
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income, revenue, and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$161,557	$148,538	$493,507	$349,246
Excluding:
Interest and other non-operating expense, net (1)	3,323	10,818	7,748	34,923
(Benefit) provision for income taxes	(17,184)	4,769	(21,853)	16,463
Depreciation and amortization (2)	24,991	13,101	74,267	58,189
Stock-based compensation expense	49,863	17,450	139,910	65,114
Foreign exchange (gain) loss (3)	(5,447)	(2,790)	(13,670)	6,522
Acquisition-related expenses (4)	1,730	103	36,704	1,804
Loss on extinguishment of debt (5)	—	—	—	16,855
Adjusted EBITDA	$218,833	$191,989	$716,613	$549,116
Divided by:
Revenue	$717,139	$617,355	$2,329,114	$1,725,625
Adjusted EBITDA margin	31%	31%	31%	32%

(1)Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, August 2020, and June 2021. The adoption of Accounting Standards Update 2020-06 in the first quarter of 2021 resulted in a decrease in non-cash interest expense related to our convertible debt offerings as there was no amortization of the debt discount due to its derecognition.
(2)Included in depreciation and amortization is amortization expense of acquired intangible and developed technology assets related to the acquisitions of Depop and Elo7 in the third quarter of 2021 and the acquisition of Reverb in the third quarter of 2019.
(3)Foreign exchange (gain) loss is primarily driven by the change in U.S. dollar, Euro, Pound Sterling, and Canadian dollar exchange rates on our intercompany and other non-functional currency balances.
(4)Acquisition-related expenses for the three and twelve months ended December 31, 2021 related to our acquisitions of Depop and Elo7, while acquisition-related expenses for the three and twelve months ended December 31, 2020 related to our acquisition of Reverb.
(5)During the third quarter of 2020, we repurchased $301.1 million aggregate principal amount of our outstanding 0% Convertible Senior Notes due 2023. We recognized a non-cash loss on extinguishment of debt of $16.9 million as a result.